EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Image Entertainment, Inc.

We consent to the incorporation by reference of our report dated June 25, 2004, relating to the consolidated statements of operations, shareholders’ equity, and cash flows of Image Entertainment, Inc. and subsidiaries for the year ended March 31, 2004, and the related financial statement schedule which report appears in the March 31, 2006 annual report on Form 10-K of Image Entertainment, Inc.

/s/ KPMG LLP

Los Angeles, California
November 13, 2006